SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

Nuance Communications, Inc.
(Name of Issuer)

Common Stock, par value $0.001 per share
(Title of Class of Securities)

67020Y100
(CUSIP Number)

Keith Schaitkin, Esq.
Icahn Capital LP
767 Fifth Avenue, 47th Floor
New York, New York 10153
(212) 702-4300
(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

December 4, 2013
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 67020Y100

1.           NAME OF REPORTING PERSON
High River Limited Partnership

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
 11,786,747

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
 11,786,747

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,786,747

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.74%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 67020Y100

1.           NAME OF REPORTING PERSON
Hopper Investments LLC

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
 11,786,747

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
 11,786,747

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11,786,747

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.74%

14           TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 67020Y100

1.           NAME OF REPORTING PERSON
Barberry Corp.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
 11,786,747

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
 11,786,747

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 11,786,747

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.74%

14           TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 67020Y100

1.           NAME OF REPORTING PERSON
Icahn Partners Master Fund LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
 19,158,211

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
 19,158,211

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 19,158,211

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
6.08%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 67020Y100

1.           NAME OF REPORTING PERSON
Icahn Partners Master Fund II LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
 6,841,524

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
 6,841,524

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 6,841,524

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.17%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 67020Y100

1.           NAME OF REPORTING PERSON
Icahn Partners Master Fund III LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
 3,011,717

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
 3,011,717

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 3,011,717

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.96%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 67020Y100

1.           NAME OF REPORTING PERSON
Icahn Offshore LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
 29,011,452

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
 29,011,452

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 29,011,452

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
9.21%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 67020Y100

1.           NAME OF REPORTING PERSON
Icahn Partners LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
 18,135,524

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
 18,135,524

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 18,135,524

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                      5.76%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 67020Y100

1.           NAME OF REPORTING PERSON
Icahn Onshore LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
 18,135,524

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
 18,135,524

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 18,135,524

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
5.76%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 67020Y100

1.           NAME OF REPORTING PERSON
Icahn Capital LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
 47,146,976

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
 47,146,976

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 47,146,976

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
14.97%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 67020Y100

1.           NAME OF REPORTING PERSON
IPH GP LLC

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
 47,146,976

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
 47,146,976

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 47,146,976

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
14.97%

14           TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No. 67020Y100

1.           NAME OF REPORTING PERSON
Icahn Enterprises Holdings L.P.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
 47,146,976

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
 47,146,976

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 47,146,976

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
14.97%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No. 67020Y100

1.           NAME OF REPORTING PERSON
Icahn Enterprises G.P. Inc.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
 47,146,976

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
 47,146,976

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 47,146,976

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
14.97%

14           TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 67020Y100

1.           NAME OF REPORTING PERSON
Beckton Corp.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
 47,146,976

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
 47,146,976

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 47,146,976

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
14.97%

14           TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No. 67020Y100

1           NAME OF REPORTING PERSON
Carl C. Icahn

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) / /
(b) / /
3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
 58,933,723

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
 58,933,723

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 58,933,723

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
18.72%

14           TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

Item 1.  Security and Issuer

This statement constitutes Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on August 29, 2013, as amended (the "Initial Schedule 13D"), on behalf of the Reporting Persons (as defined in the Initial Schedule 13D) with respect to the Common Stock, $0.001 par value per share (“Shares”), issued by Nuance Communications, Inc. (the “Issuer”), and hereby amends the Initial Schedule 13D to furnish the additional information set forth herein. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Initial Schedule 13D.

Item 3.  Source and Amount of Funds or Other Consideration

Item 3 of the Initial Schedule 13D is hereby amended and restated as follows:

The Reporting Persons may be deemed to be the beneficial owner of, in the aggregate, 58,933,723 Shares. The aggregate purchase price of the Shares purchased by the Reporting Persons collectively was approximately $1.09 billion (including commissions and premiums and exercise price for options to purchase Shares). The source of funding for these Shares was the general working capital of the respective purchasers. The Shares are held by the Reporting Persons in margin accounts together with other securities. Such margin accounts may from time to time have debit balances. Part of the purchase price of the Shares was obtained through margin borrowing.

Item 5.  Interest in Securities of the Issuer

Item 5(a) of the Initial Schedule 13D is hereby amended and restated as follows:

(a) The Reporting Persons may be deemed to beneficially own, in the aggregate, 58,933,723 Shares, representing approximately 18.72% of the Issuer's outstanding Shares (based upon the 314,880,222 Shares stated to be outstanding as of October 31, 2013 by the Issuer in the Issuer’s Form 10-K for the fiscal year ended September 30, 2013).

The first paragraph of Item 5(b) of the Initial Schedule 13D is hereby amended and restated as follows:

(b) High River has sole voting power and sole dispositive power with regard to 11,786,747 Shares. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 19,158,211 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master II has sole voting power and sole dispositive power with regard to 6,841,524 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master III has sole voting power and sole dispositive power with regard to 3,011,717 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 18,135,524 Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

Item 5(c) of the Initial Schedule 13D is hereby amended by adding the following:

(c) The following table sets forth all transactions with respect to Shares effected during the past sixty (60) days by any of the Reporting Persons. Except as otherwise noted below, all such transactions were purchases of Shares effected in the open market, and the table includes commissions paid in per share prices.

Name of Reporting Person	Date of Transaction	Amount of Securities	Price Per Share
High River Limited Partnership	12/02/2013	362,440	13.67
High River Limited Partnership	12/03/2013	265,000	13.75
High River Limited Partnership	12/04/2013	671,755	13.92

Icahn Partners LP	12/02/2013	555,352	13.67
Icahn Partners LP	12/03/2013	407,730	13.75
Icahn Partners LP	12/04/2013	1,033,995	13.92

Icahn Partners Master Fund LP	12/02/2013	590,040	13.67
Icahn Partners Master Fund LP	12/03/2013	430,748	13.75
Icahn Partners Master Fund LP	12/04/2013	1,091,164	13.92

Icahn Partners Master Fund II LP	12/02/2013	211,583	13.67
Icahn Partners Master Fund II LP	12/03/2013	153,814	13.75
Icahn Partners Master Fund II LP	12/04/2013	390,056	13.92

Icahn Partners Master Fund III LP	12/02/2013	92,785	13.67
Icahn Partners Master Fund III LP	12/03/2013	67,708	13.75
Icahn Partners Master Fund III LP	12/04/2013	171,803	13.92

SIGNATURE

After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: December 4, 2013

ICAHN PARTNERS MASTER FUND LP
ICAHN PARTNERS MASTER FUND II LP
ICAHN PARTNERS MASTER FUND III LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By: Barberry Corp.

By:           /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By:           /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

/s/ Carl C. Icahn
CARL C. ICAHN

[Signature Page of Amendment No. 2 to Schedule 13D – Nuance Communications, Inc.]